Exhibit 3.1

Authorisation Code : 596751562064 www.verify.gov.ky 14 January 2026 OC-429987 Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands Churchill Capital Corp XIII an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 13th day of January Two Thousand Twenty-Six Given under my hand and Seal at George Town in the Island of Grand Cayman this 13th day of January Two Thousand Twenty-Six Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Cayman Islands. I, LISA MOORE-JERVIS